Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

April 8, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
DECLARES CASH DIVIDEND

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) announced that its Board of Directors approved the payment of a dividend of $0.06 per share to holders of record on April 28, 2005, payable on May 5, 2005.

        James E. Rouse, President and CEO, stated “The Board of Directors of the Company declared a $0.06 special cash dividend will be paid to our shareholders as a result of record earnings achieved in 2004. The dividend reflects the continued confidence of our Board of Directors in the future success of the Company.”

        This $0.06 special cash dividend represents a 20% increase over the $0.05 special dividend paid on March 24, 2004. Future dividend declarations by the Board of Directors will depend upon a number of factors, including future operating results, and other investment and acquisition opportunities.

About the Company:

        In addition to its proprietary SAECG software used in the detection of potentially lethal heart arrhythmias the Company, through its wholly owned subsidiary, Micron Products Inc., manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s New England Molders division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.